                                                                 Exhibit 99.B5.3


                   SECOND AMENDMENT TO MANAGEMENT AGREEMENT

         Amendment dated as of January 1, 1999 to the Management Agreement dated December 30, 1997 (the "Agreement") between Johnson Mutual Funds Trust (the "Trust"), on behalf of the Johnson Realty Fund (the "Fund"), and Johnson Investment Counsel, Inc. (the "Adviser").


                                    RECITALS

         A. The Agreement authorizes the payment of a monthly management fee equal to an annual rate of 1.30% of the Fund's average value of its daily net assets.

         B. At various times since the inception of the Fund, the Adviser has voluntarily waived all or a portion of its fee.


         C. The Adviser has made a permanent reduction of its fee and desires to extend the period of time during which temporary reductions are in place and the Trust has agreed to accept such reductions.


         NOW THEREFORE, it is agreed that:

         1. Effective immediately, the first paragraph of Section 3 of the Agreement is replaced in its entirety with the following:

         For all services to be rendered and payments to be made as provided in the
         Agreement, as of the last day of each month, the Fund will pay the Adviser a fee at the annual rate of 1.00% of the average value of its daily net assets.


         2. Effective immediately and through April 30, 2002, the Adviser shall reduce its fee by 0.05%, resulting in a fee at the annual rate of 0.95% of the Fund's average value of its daily net assets.


         3. The Agreement is unchanged in all other respects.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their officers designated below, all as of the date first written above.

Attest:                                     JOHNSON MUTUAL FUNDS
TRUST

By: /s/
   ---------------------------------
                         By: /s/                           David C. Tedford,
                           -------------------------------
                    Secretary              Timothy E. Johnson, President

                                  Accepted by:
                                  ------------


Attest:                                     JOHNSON INVESTMENT COUNSEL, INC.

By: /s/                                    By: /s/
   --------------------------------------     ---------------------------------
       Janet Johnson, Secretary                   Timothy E. Johnson, President